Exhibit 99.2

Oracle Buys MICROS Systems

Adds Innovative Hospitality and Retail Technology Vendor to Expand Oracle into More Industries

June 23, 2014

Copyright © 2014 Oracle and/or its affiliates. All rights reserved.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Oracle and MICROS, including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of MICROS, anticipated customer benefits and general business outlook. When used in this document, the words “anticipates”, “can”, “will”, “look forward to”, “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Oracle or MICROS, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the anticipated synergies of the combined companies may not be achieved after closing, the combined operations may not be successfully integrated in a timely manner, if at all, general economic conditions in regions in which either company does business, and the possibility that Oracle or MICROS may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or MICROS.

In addition, please refer to the documents that Oracle and MICROS, respectively, file with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and MICROS’ respective operational and other results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document . Neither Oracle nor MICROS is under any duty to update any of the information in this document.

Oracle is currently reviewing the existing MICROS product roadmap and will be providing guidance to customers in accordance with Oracle’s standard product communication policies. Any resulting features and timing of release of such features as determined by Oracle’s review of MICROS’ product roadmap are at the sole discretion of Oracle. All product roadmap information, whether communicated by MICROS or by Oracle, does not represent a commitment to deliver any material, code, or functionality, and should not be relied upon in making purchasing decision. It is intended for information purposes only, and may not be incorporated into any contract.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, Oracle will commence a tender offer for the outstanding shares of MICROS. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of MICROS, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender is commenced, Oracle and its acquisition subsidiary will file tender offer materials on Schedule TO, and MICROS will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of MICROS are urged to read these documents when they become available because they will contain important information that holders of MICROS securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of MICROS at no expense to them. The tender offer materials and the

Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Oracle and MICROS file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Oracle or MICROS at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Oracle’s and MICROS’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Copyright © 2014 Oracle and/or its affiliates. All rights reserved.

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What We Are Announcing

Oracle buys MICROS Systems

– Adds Hospitality and Retail solutions to the Oracle Industry Portfolio

– Transaction is expected to close in the second half of 2014

About MICROS

– MICROS is a technology provider to hotels, food & beverage facilities, and retailers

– Provides integrated software, hardware and services along with rapidly growing cloud solutions

– Proven solutions deployed at more than 330,000 sites across 180 countries

– Headquartered in Columbia, MD; approx. 6,600 employees with deep domain expertise

Combination of Oracle and MICROS will help Hospitality and Retail companies to accelerate innovation, transform their businesses, and delight customers

– Cloud, mobile, social, big data and the internet of things are impacting every industry, encouraging companies to modernize in order to compete effectively

– Together, Oracle and MICROS will help Hospitality and Retail companies respond to rapidly evolving customer expectations, increase revenue, and drive operational improvements with complete, open and integrated solutions

Copyright © 2014 Oracle and/or its affiliates. All rights reserved.

3

Impact of Digital Technologies

Transforming How Industries Create Value

HEALTH SCIENCES HOSPITALITY

Personalized “Above Property”

Medicine Cloud Solutions

COMMUNICATIONS UTILITIES ASSET INTENSIVE

Machine-to- Smart Grids and Flexible Capital

Machine Flexible Power Planning &

Communications Consumption Deployment

RETAIL FINANCIAL SERVICES

Commerce Online Banking &

Anywhere on Any Mobile Payments

Device

$1+ trillion

in mobile

MOBILE & eCommerce

SOCIAL revenue by 2017

$17+ billion

in Big Data

BIG revenue by 2015

DATA

$200+ billion

in cloud services

CLOUD revenue by 2015

SERVICES

$290+ billion

in Machine-to-

Machine

THE INTERNET revenue

OF THINGS by 2017

Copyright © 2014 Oracle and/or its affiliates. All rights reserved.

4

Hospitality and Retail Industry Transformations are Underway

MOBILE & SOCIAL

Secure, intelligent hotel room keys

Customer experience feedback on social channels

BIG DATA

Personalized loyalty programs

Targeted pricing offers

CLOUD SERVICES

Hotel “above-property” cloud solutions

Cloud-based restaurant management

THE INTERNET OF THINGS

Remote kitchen and property asset monitoring

In-room technologies

Copyright © 2014 Oracle and/or its affiliates. All rights reserved.

5

MICROS is a Technology Provider in Hospitality and Retail

Delivering Innovative Solutions to Modernize Businesses

Provides industry-specific solutions in Hotel, Food & Beverage and Retail segments

Integrated software, hardware and services solutions

– Cloud, on-premise and hybrid deployments

– Available across the world

– Strong momentum in cloud solutions

– New mobile and tablet solutions gaining significant traction

Copyright © 2014 Oracle and/or its affiliates. All rights reserved.

Food & Beverage

200k+ sites

Table Service

Quick Service

Stadiums/Arenas

Theme Parks

Cruise Ships/Airports

Hotel

30k+ sites

Chains 20k+ sites

Luxury Resorts

Limited Service

Casinos

Cruise Ships

Retail

100K+sites

Specialty Retail

Hard Goods

Grocery

Petro/Convenience

Omni-Channel

Copyright © 2014 Oracle and/or its affiliates. All rights reserved.

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MICROS Deployed at Over 330,000 Sites Across 180 Countries

Hotel, Food & Beverage Retail

*	Customer Information and Logos Provided by MICROS

Copyright © 2014 Oracle and/or its affiliates. All rights reserved.

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Oracle Enables Industry Transformations

Industry Applications + Business Applications + Technology

Run mission-critical operations with Oracle industry applications

Engage customers across channels with Oracle Marketing & Social

Improve revenue cycles with Oracle Customer Experience

Reduce expenses and turnover with Oracle Human Resource and ERP

Delivered in the cloud, on-premise, or via a hybrid model on Oracle

Merchandise Management Clinical Trial Management Project & Portfolio

Commerce Drug Safety Management

Store Operations Translational Research Capital Planning

ASSET

RETAIL Supply Chain HEALTH Health Sciences Network INTENSIVE Project Analytics

Retail Analytics SCIENCES

Billing & Revenue Billing & Revenue

Core Banking Management

Insurance Management

Service Fulfillment Smart Grid

Analytics & Risk Infrastructure Management

Policy Management FINANCIAL Management

COMMUNICATIONS UTILITIES Analytics

Network Operations

SERVICES

HOSPITALITY

(Pending MICROS Acquisition)

Revenue Management

Reservations

Property Management

Point-of-Sale

Enterprise Operations

Fraud & Loss Prevention

Copyright © 2014 Oracle and/or its affiliates. All rights reserved.

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Oracle + MICROS Hotels Solutions

Integrating and Transforming Hotels Across the Stay Experience

Oracle

MICROS

Marketing & Social Cloud Service Cloud Distribution Services Property Management Revenue Management Sales & Catering Reservations Attract Service Point-of-Sale Customers Customers Commerce Cloud Loyalty RUN

HOTEL

Operate Staff

Financials Cloud Hotel Hotel Property Management Analytics Workforce Management Supply Chain Management Cloud Human Resources Cloud

Copyright © 2014 Oracle and/or its affiliates. All rights reserved.

Oracle

Oracle + MICROS Food & Beverage (F&B) Solutions

Integrating and Transforming F&B Across the Dining Experience MICROS

Marketing & Social Cloud Customer Experience Cloud Commerce Cloud Kitchen Management Online Ordering Attract Service Table Management Reservations Customers Customers Enterprise Operations Loyalty Point-of-Sale

RUN F&B

Financials Cloud Operate Staff Kitchen Management F&B F&B

Analytics Human Resources Cloud Inventory Management Workforce Management Supply Chain Management Cloud Fraud & Loss Prevention

Copyright © 2014 Oracle and/or its affiliates. All rights reserved.

Oracle + MICROS Retail Solutions

Integrating and Transforming Retailers Across the Buying Experience

Oracle

MICROS

Marketing & Social Cloud Customer Experience Cloud Commerce Cloud Merchandise Management Loyalty Attract Service Store Operations Customers Customers Point-of-Sale

RUN RETAILER

Operate Staff Retailer Retailer

Financials Cloud Human Resources Cloud Retail Analytics Workforce Management Supply Chain Management Cloud Fraud & Loss Prevention

Copyright © 2014 Oracle and/or its affiliates. All rights reserved.

Joint Customer Success: Accor

Overview Oracle Solutions

Oracle Siebel CRM

Tier 1, Global Hotel Company with a wide range of Brands Oracle Real-Time Decisions

Over 3,600 hotels across 5 Oracle WebCenter continents

Cloud centric strategy with

“above property” solutions MICROS Solutions

OPERA Property Management Cloud

OPERA Sales and Catering

Simphony / 9700 Point-of-Sale

Copyright © 2014 Oracle and/or its affiliates. All rights reserved.

Joint Customer Success: Hyatt

Overview Oracle Solutions

Oracle ATG Web Commerce

Tier 1, Global Brand with 554 properties across 47 countries

Lean IT department supporting

“above property” solutions through its portfolio

Provide flexibility and MICROS Solutions individuality across properties

Web sites within common OPERA Property Management Cloud corporate framework Simphony / 9700 Point-of-Sale

Copyright © 2014 Oracle and/or its affiliates. All rights reserved.

Oracle + MICROS: A Compelling Combination

MICROS to be a Dedicated Business Within the Oracle Industry Organization

Oracle Industry Organization Overview MICROS Operating Plan

Dedicated global business units (GBU) Enhance Oracle’s GBU organization with the

– Product Development, Sales, Services addition of MICROS

– Over 18,000 industry employees – MICROS’ Hotel and F&B offerings to anchor Oracle’s Hospitality solutions

– Deep industry domain expertise

– MICROS’ Retail offerings to complement Oracle’s

Focused investment existing Retail solutions

– $500+ million annual R&D investment in Accelerate investments in products and industry applications

services

– Includes approximately 30 acquisitions

Utilize Oracle technology, infrastructure, – Drive cloud, mobile, social and big data adoption

–operations, and global scale – Protect and enhance customers’ existing investments in software and hardware

Expand using Oracle’s global scale and reach

Copyright © 2014 Oracle and/or its affiliates. All rights reserved.

ORACLE